EXHIBIT 3.2

CARLYLE SECURED LENDING III
BY-LAWS
Dated as of June 21, 2021

TABLE OF CONTENTS
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CARLYLE SECURED LENDING III
BY-LAWS
These By-Laws are made and adopted pursuant to Section 3.8 of the Amended and Restated Agreement and Declaration of Trust governing Carlyle Secured Lending III (the “Trust”), dated as of June 21, 2021, as from time to time amended (hereinafter called the “Declaration”). All words and terms capitalized in these By-Laws shall have the meaning or meanings set forth for such words or terms in the Declaration.
ARTICLE I

Offices
1.1Principal Office. The principal executive office of the Trust shall be located at such place as the Board of Trustees (the “Board of Trustees” or “Trustees”) may designate.
1.2Additional Offices. The Trust may have additional offices, including a principal executive office, at such places as the Trustees may from time to time determine or the business of the Trust may require.
ARTICLE II

Shareholder Meetings
2.1Organization and Conduct. The Chair, if any, shall act as chairperson at all meetings of the Shareholders; in the Chair’s absence, the Trustee or Trustees present at each meeting may elect a temporary chairperson for the meeting, who may be one of themselves. The Secretary, or, in the Secretary’s absence, an assistant secretary, or, in the absence of both the Secretary and assistant secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chairperson of the meeting shall act as Secretary. In the event that the Secretary presides at a meeting of Shareholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Trustees or the chairperson of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of Shareholders shall be determined by the chairperson of the meeting. The chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the Shareholders, are appropriate for the proper conduct of the meeting, including, without limitation: (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to Shareholders of record of the Trust, their duly authorized proxies and other such individuals as the chairperson of the meeting may determine; (c) limiting participation at the meeting on any matter to Shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairperson of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any Shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairperson of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairperson of the meeting, meetings of Shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.2Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the Chair, if any, of any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of Shares present shall determine whether one or three Inspectors of Election are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as Chair. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the chairperson, if any, of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.
2.3Voting of Shares by Certain Holders. Shares registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such Shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such Shares. Any fiduciary may vote Shares registered in his or her name as such fiduciary, either in person or by proxy.
Shares directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding Shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding Shares at any given time.

When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share.

If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, he or she may vote by his or her guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

The Board of Trustees may adopt by resolution a procedure by which a Shareholder may certify in writing to the Trust that any Shares registered in the name of the Shareholder are held for the account of a specified person other than the Shareholder. The resolution shall set forth the class of Shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the Share transfer books, the time after the record date or closing of the Share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the Shareholder of record of the specified Share in place of the Shareholder who makes the certification.
2.4Voting by Ballot. Voting on any question or in any election may be viva voce unless the presiding officer shall order or any Shareholder shall demand that voting be by ballot.
2.5Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to shareholders of a Delaware business corporation.
ARTICLE III

Trustees
3.1Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chair, if any, the Chief Executive Officer, the Secretary or any two Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Neither the business to be transacted at, nor the purpose of, any meeting of the

Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.
3.2Chair. The Trustees shall have the power to appoint from among the members of the Board of Trustees a Chair. Such appointment shall be by majority vote of the Trustees. Such Chair shall serve until his or her successor is appointed or until his or her earlier death, resignation or removal. When present he or she shall preside at the meetings of the Shareholders and of the Trustees. The Chair shall, subject to the control of the Trustees, perform such other powers and duties as may be from time to time assigned to him or her by the Trustees or prescribed by the Declaration or these By-Laws, consistent with his or her position. The Chair need not be a Shareholder.
3.3Ratification. The Board of Trustees or the Shareholders may ratify and make binding on the Trust any action or inaction by the Trust or its officers to the extent that the Board of Trustees or the Shareholders could have originally authorized the matter. Moreover, any action or inaction questioned in any Shareholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a Trustee, officer or Shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Trustees or by the Shareholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Trust and its Shareholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.
3.4Emergency Provisions. Notwithstanding any other provision in the Declaration or these By-Laws, this Section 3.4 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Trustees under the Declaration or these By-Laws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Trustees, (i) a meeting of the Board of Trustees or a committee thereof may be called by any Trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Board of Trustees during such an Emergency may be given less than 24 hours prior to the meeting to as many Trustees and by such means as may be feasible at the time, including publication, television or radio; and (iii) the number of Trustees necessary to constitute a quorum shall be one-quarter, but not less than two, of the entire Board of Trustees.
ARTICLE IV

Officers
4.1Officers of the Trust. The officers of the Trust shall consist of a Chief Executive Officer, a Secretary, a Treasurer and may include a President, Chief Financial Officer, Chief Compliance Officer and such other officers or assistant officers as may be elected or authorized by the Trustees. Subject to any applicable provisions of the Declaration, the compensation of the officers and Trustees shall be fixed from time to time by the Trustees or, in the case of officers, by any committee of the Board of the Trustees or officer upon whom such power may be conferred by the Trustees. No officer shall be prevented from receiving such compensation as such officer by reason of the fact that he or she is also a Trustee. Any two or more of the offices may be held by the same Person. No officer of the Trust need be a Trustee.
4.2Election and Tenure. At the initial organization meeting, the Trustees shall elect the Chief Executive Officer, Secretary, Treasurer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.
4.3Removal of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chair, if any, Chief Executive Officer, or Secretary, and such resignation shall take effect immediately upon receipt by the Chair, if any, Chief Executive Officer, or Secretary, or at a later date according to the terms of such notice in writing.
4.4Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.
4.5Chief Executive Officer. The Chief Executive Officer, subject to the control of the Trustees, shall have general responsibility for implementation of the policies of the Trust, as determined by the Board of Trustees, and for the management of the business and affairs of the Trust as are usually vested in the office of Chief Executive Officer of a corporation. Unless otherwise directed by the Trustees, the Chief Executive Officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these By-Laws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Trustees from time to time (it being understood that where consent of the Trust is required for a transfer of the Shares of the Trust pursuant to the Declaration, the Chief Executive Officer shall have the authority to approve such transfer on behalf of the Trust). In the absence or disability of the Chief Executive Officer, the Board of Trustees may by resolution delegate the powers and duties of the Chief Executive Officer to any other officer or to any Trustee, or to any other person whom it may select. Such delegatee shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer.
4.6Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the Shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the records of the Trust; (d) keep a register of the post office address of each Shareholder which shall be furnished to the

Secretary by such Shareholder; (e) have general charge of the Share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Trustees.
4.7Treasurer. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust, shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Board of Trustees and in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Trustees. In the absence of a designation of a Chief Financial Officer by the Board of Trustees, the Treasurer shall be the Chief Financial Officer of the Trust.
The Treasurer shall disburse the funds of the Trust as may be ordered by the Board of Trustees, taking proper vouchers for such disbursements, and shall render to the president and Board of Trustees, at the regular meetings of the Board of Trustees or whenever it may so require, an account of all his or her transactions as Treasurer and of the financial condition of the Trust.

4.8President. The Board of Trustees may designate a President. The President shall have responsibilities and duties as determined by the Board of Trustees or the Chief Executive Officer; provided that in the absence of a designation of a Chief Executive Officer by the Board of Trustees, the President shall assume the functions and responsibilities of the Chief Executive Officer of the Trust.
4.9Chief Financial Officer. The Board of Trustees may designate a Chief Financial Officer. The Chief Financial Officer shall have the responsibilities and duties as determined by the Board of Trustees or the Chief Executive Officer.
4.10Chief Compliance Officer. The Board of Trustees may designate a Chief Compliance Officer. The Chief Compliance Officer shall have the responsibilities and duties as determined by the Board of Trustees or the Chief Executive Officer.
4.11Assistant Secretaries and Assistant Treasurer. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the Chief Executive Officer or the Board of Trustees.
4.12Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the Chief Executive Officer.

ARTICLE V

Committees
5.1Appointment. The Board of Trustees may appoint from its members an Audit Committee, a Pricing Committee and other committees, composed of one or more Trustees, to serve at the pleasure of the Board of Trustees.
5.2Powers. The Board of Trustees may delegate to committees appointed under Section 5.1 any of the powers of the Board of Trustees, except as prohibited by law.
ARTICLE VI

Miscellaneous
6.1Depositories. In accordance with Section 8.1 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.
6.2Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.
6.3Contracts. The Board of Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when duly authorized or ratified by action of the Board of Trustees and executed by an authorized person.
ARTICLE VII

Share Transfers
7.1Transfer Agents and Registrars. As provided in Section 6.7 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Trust as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.
7.2Transfer of Shares. The Shares of the Trust shall not be transferrable except as permitted in the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of such evidence as may be reasonably required to show that the requested transfer is proper.
7.3Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.
ARTICLE VIII

Provisions in Conflict with Law or Regulation
The provisions of these By-Laws are severable, and if the Trustees shall determine, with the advice of counsel, that any provision of these By-Laws is in conflict with the Investment Company Act, the regulated investment company provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), or other applicable laws and regulations, the applicable provision of the Investment Company Act, the Code and other applicable laws and regulations, as applicable, shall control and the conflicting provision of these By-Laws shall be deemed never to have constituted a part of these By-Laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-Laws or render invalid or improper any action taken or omitted prior to such determination.
If any provision of these By-Laws shall be held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of these By-Laws in any jurisdiction.
ARTICLE IX

Amendment of By-Laws
In accordance with Section 3.8 of the Declaration, the Trustees shall have the exclusive authority to adopt and from time to time amend or repeal the By-Laws. The Trustees shall in no event adopt By-Laws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.